Exhibit (a)(5)(iv)

To be posted on AbbVie intranet on May 1, 2018

May 1, 2018

Information on our planned tender offer

Today, we announced the launch of our modified Dutch auction tender offer to repurchase $7.5 billion of our shares. The tender offer forms a part of AbbVie’s $10 billion stock repurchase program, which was announced on February 15, 2018.

A tender offer is a way for a company to buy back shares of stock that it had previously issued.  A modified Dutch auction is one form of tender offer and has four basic steps:

1) AbbVie has set the tender offer range at $99.00 to $114.00.

2) Stockholders may tender their shares by following the instructions contained in the Offer to Purchase, which was filed with the U.S. Securities and Exchange Commission today. Employee stockholders holding shares in certain benefits plans will receive special instructions.

3) To tender shares, a stockholder chooses a price within the specified range at which they are willing to sell some or all of their shares.  Or, stockholders may choose to sell shares without choosing a price.  If a stockholder does not specify a price, the stockholder is agreeing to sell at the final single purchase price within the range, which will increase the likelihood that those shares are repurchased.

4) AbbVie determines the purchase price, which will be the lowest price within the previously set range at which we can purchase up to $7.5 billion of stock.

The tender offer is scheduled to expire on May 29, 2018, unless extended or terminated by the company. If you own AbbVie shares, you will receive additional communication and instructions on the tender offer.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements within the meaning of applicable federal securities law. The words “believe,” “expect,” “will,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the ability to commence and complete the intended tender offer, including the amount of such tender offer, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the SEC. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only, is not a recommendation to buy or sell shares of AbbVie common stock, and does not constitute an offer to buy or the solicitation to sell shares of AbbVie common stock.  The tender offer described in this communication has not yet commenced, and there can be no assurances that AbbVie will commence the tender offer on the terms described in this communication or at all.  The tender offer will be made only pursuant to the Offer to Purchase, the related Letter of Transmittal and other related materials that AbbVie expects to file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer.  STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.  If and when the tender offer is commenced, stockholders will be able to obtain a free copy of the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and other documents) that AbbVie will be filing with the SEC at the SEC’s website at www.sec.gov.  Additional copies of these materials may be obtained for free by contacting AbbVie at 1 North Waukegan Road, North Chicago, IL 60064, Attn: Investor Relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, AbbVie files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by AbbVie at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  AbbVie’s filings with the SEC are also available at the SEC’s website at www.sec.gov.